Exhibit 10.1

EQUITY PUT AGREEMENT

THIS EQUITY PUT AGREEMENT (this “ Agreement”) is made and entered into as of  the 7th day of September, 2011, by and between FriendFinder Networks Inc. (the “Company ”), the parties set forth in Schedule 1 hereto (each, a “Shareholder” and collectively, the “Shareholders”), and Anthony R. Bobulinski, in his capacity as the representative of each Shareholder as more fully described herein (the “Representative”).

RECITALS

WHEREAS, in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among the Company, JGC Holdings Limited (“Merger Sub”), BDM Global Ventures Limited (“BDM”) and certain other parties named therein (the “Merger Agreement”), BDM will be merged with and into Merger Sub with Merger Sub as the surviving corporation (such surviving corporation is referred to herein as “Holdco”);

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement, each Shareholder shall receive the shares of common stock, par value $0.001 per share, of the Company (the “Merger Shares”), and the warrants to purchase shares of Company’s common stock (the “Merger Warrants”), in each case, as set forth opposite such Shareholder’s name in Schedule 1 hereto; and

WHEREAS, the Shareholders desire to have the contractual put right to sell to the Company the Put Securities (as defined below) in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereby agree as follows:

1.

Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)

“Company Stock” means the Company’s common stock, par value $0.001 per share.

(b)

“Indentures” means (i) the Indenture, dated October 27, 2010, concerning the 14% Senior Secured Notes due 2013 of the Company and its affiliates, (ii) the Indenture, dated October 27, 2010, concerning the Non-Cash Pay Secured Notes due 2014 of the Company and its affiliates, and (iii) the Indenture, dated October 27, 2010, concerning the Cash Pay Secured Notes due 2013 of the Company and its affiliates.

(c)

“Market Value” means, as of a specific date, with respect to a share of Company Stock, the Trailing Ten-Day Average thereof.

(d)

“Put Securities” means (i) a number of shares of Company Stock equal to the number of Merger Shares issued to the Shareholders in connection with the closing of the Merger Agreement, (ii) all of the Merger Warrants that have not been exercised as of the Vesting Date, and (iii) a number of shares of Company Stock equal to (x) the aggregate number of shares of Company Stock issued to Shareholders in connection with the exercise of Merger Warrants prior to the Vesting Date, less (y) a number of shares of Company Stock having a Market Value as of the Vesting Date equal to the aggregate cash paid to the Company by such Shareholders in connection with the exercise of such Merger Warrants (it being understood that the amount of such cash paid is zero in the case of Merger Warrants exercised on a cashless basis).

(e)

“Shortfall Payment” means cash and/or Company Stock having a combined Market Value as of the Vesting Date equal to the product of (i) 2,209,414 (as the same may be adjusted for any stock dividend, split, combination or reclassification of any shares of Company Stock), and (ii) the difference between (x) $12.00, and (y) the highest Market Value attained by of the Company Stock between the date hereof and the Vesting Date.

(f)

“Trailing Ten-Day Average” means, as of a specific date, the volume-weighted average price of the Company Stock listed on the Nasdaq Global Market for the 10 trading days ending on such date (or the last trading day prior thereto if such date does not fall on a trading day).

(g)

“Vesting Date” shall mean the later of: (i) June 30, 2014 or (ii) except as provided in Section 7(e)(iv), the date of satisfaction and discharge, and the release of all liens under each of the Indentures; provided, however if an Indenture Modification (as hereinafter defined) occurs, the Vesting Date shall be the later of (I) June 30, 2014 or  (II) the date that the Indenture Modification takes place.

2.

Grant of Put Option.

(a)

On the terms and subject to the conditions set forth in this Agreement, the Company hereby grants to the Shareholders an option to sell the Put Securities to the Company (the “Put Option”) in exchange for the transfer by the Company of 70 shares (the “Jigocity Shares”) of Holdco owned by the Company to the Shareholders.  In lieu of delivering all or any portion of the Company Stock included in the Put Securities to the Company in exchange for the Jigocity Shares, the Representative shall be permitted to substitute cash (“Put Cash”) therefor in an amount equal to the Market Value of the Company Stock not so delivered to the Company.

(b)

Subject to the Company’s Shortfall Payment right in Section 4, if, between the date hereof and the Vesting Date, the Market Value of the Company Stock has never been greater than or equal to $12.00 per share, the Put Option shall become exercisable by the Representative in its sole discretion during the period commencing on the Vesting Date and expiring sixty (60) days thereafter.

3.

Exercise of Put Option.  In the event that the Representative elects to exercise the Put Option, it shall provide written notice thereof to the Company to the address set forth in the Merger Agreement (the “Put Notice”) prior to the expiration of such sixty (60) day period.

4.

Shortfall Payment Right.  Within fifteen (15) days following receipt of a Put Notice (the “Shortfall Payment Period”), the Company in its sole discretion may elect to make a Shortfall Payment to the Shareholders; provided, however, that if within 15 days following receipt of the Put Notice the Company notifies the Representative in writing that the Company is electing to make the entire Shortfall Payment in cash, the Shortfall Payment Period shall expire thirty (30) days following receipt of such Put Notice.  If the Company makes a Shortfall Payment within the Shortfall Payment Period, the Put Option shall immediately terminate and be of no further force or effect.   In the event any portion or all of the Shortfall Payment is made in Company Stock, the Company shall satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 with respect to the issuance of such Company Stock prior to the issuance of such Company Stock.

5.

Closing.

(a)

If the Company does not exercise the Shortfall Payment right set forth in Section 4, the closing (the “Put Closing”) of the transactions contemplated in connection with the exercise of the Put Option shall take place within ten (10) business days after the expiration of the Shortfall Payment Period.

(b)

At the Put Closing, the Representative shall (i) deliver to the Company letters of transmittal in a form reasonably satisfactory to the Company for all shares of Company Stock included in the Put Securities, (ii) deliver to the Company all Merger Warrants included in the Put Securities, (iii) pay the amount of any Put Cash by wire transfer of immediately available funds to an account designated in writing by the Company, and (iv) deliver all other documents and take all actions necessary or appropriate to transfer the Put Securities to the Company.

(c)

At the Put Closing, the Company shall (i) deliver to the Shareholders stock certificates and stock powers for the Jigocity Shares, and (ii) deliver all other documents and take all actions necessary or appropriate to transfer the Jigocity Shares to the Shareholders.

6.

Representations, Warranties and Covenants of the Shareholders.  Each Shareholder, severally, but not jointly, represents and warrants to the Company as follows:

(a)

Organization.  Each Shareholder that is not a natural person is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business except as would not reasonably be expected to prevent such Shareholder from carrying out its obligations under this Agreement.

(b)

Power; Due Authorization; Binding Agreement .  Each Shareholder has all requisite power and authority (or legal capacity, in the case of Shareholders who are natural persons) to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.

The execution, delivery and performance by each Shareholder of this Agreement has been duly authorized by all necessary action on the part of such Shareholder.  This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a legal, valid and binding obligation of each Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)

Ownership of Securities. Immediately prior to the Put Closing: (i) the shares of Company Stock included in the Put Securities will be beneficially owned by the Shareholder tendering them to the Company, and such Shareholder shall have voting power and dispositive power with respect to all such shares of Company Stock, and (ii) the Merger Warrants included in the Put Securities will be beneficially owned by the Shareholder tendering them to the Company, and such Shareholder shall have dispositive power with respect to all such Merger Warrants.  On the date of the Put Closing, the Shareholders shall be prepared to transfer valid title to all of the Put Securities to Company free from all liens and the Put Securities shall be freely transferable except for restrictions on transfer pursuant to applicable law.

(d)

No Conflicts. The execution and delivery of this Agreement by each Shareholder does not, and the performance of the terms of this Agreement by each such Shareholder will not, (i) require such Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (other than the Securities and Exchange Commission (the “SEC”)), (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Shareholder or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which any property or asset of such Shareholder is bound, or (iv) violate any other agreement to which such Shareholder is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

7.

Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to the Shareholders as follows:

(a)

Organization.  The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business.

(b)

Power; Due Authorization; Binding Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)

Ownership of Securities.  Immediately prior to the Put Closing: (i) the Jigocity Shares will be beneficially owned by the Company and (ii) the Company shall have voting power and dispositive power with respect to all of the Jigocity Shares.  On the date of the Put Closing, the Company shall be prepared to transfer valid title to all of the Jigocity Shares to the Shareholders free from all liens, and the Jigocity Shares shall be freely transferable except for restrictions on transfer pursuant to state and/or federal securities laws.

(d)

Jigocity Shares.  On the date of the Put Closing, the Jigocity Shares constitute 70% of the issued and outstanding common shares of Holdco and, the remaining 30% of the issued and outstanding common shares of Holdco shall be  held by the Company (the “Retained Shares”), and such shares constitute all of the issued and outstanding shares of capital stock of Holdco.

(e)

Restrictions Regarding Holdco.  From the date hereof until the date of the Put Closing, the Company shall:

(i)

not sell, transfer or assign the Jigocity Shares, or all or a material portion of the assets of Holdco other than sales of assets in the ordinary course of business;

(ii)

not amend, modify or otherwise change the memorandum and articles of association of Holdco, cause Holdco to declare or pay any dividend or other distribution on account of its shares, incur (and the Company shall cause its subsidiaries other than Holdco and Holdco’s subsidiaries not to incur) indebtedness for borrowed money from Holdco or any of its subsidiaries, cause Holdco to assume any non-ordinary course liabilities, or recapitalize Holdco (in each case other than liens under the Indentures), except, in each case, as would not materially and adversely impact Holdco;

(iii)

  not create, incur, assume or suffer to exist any lien upon or with respect to the Jigocity Shares or otherwise cause Holdco to become party to any collateral or security agreement with any lender or creditor of the Company (in each case other than liens under the Indentures);

(iv)

  not enter into an agreement to extend the maturity dates of any of the Indentures if such agreement also includes other material terms and conditions that are more favorable to the Company , unless such agreement permits the transfer of the Jigocity Shares in exchange for the Put Securities pursuant to the terms and conditions of this Agreement (an "Indenture Modification"); and

(v)

use commercially reasonable efforts to operate and expand the business of Holdco and its subsidiaries in accordance with operating and capital budgets to be determined after good faith consultation with the Representative; provided, however, that the Shareholders and the Representative acknowledge and agree that the Company's management and Board of Directors shall not be restricted from exercising their fiduciary duties and good faith business judgment in respect of the Company's ownership and operation of Holdco and its subsidiaries including, exercising such duties and judgment in connection with modifications or deviations from such budgets.

(f)

Non-Competition and Non-Solicitation.

(i)

For a period beginning on the date of the Put Closing and ending twelve (12) months thereafter (the “Restricted Period”), the Company shall not, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any person in any business that competes with any businesses of Holdco or any of its subsidiaries as conducted as of the date of the Put Closing, in each case, in Australia, Brazil, China, Hong Kong, Malaysia, Singapore, South Korea, Taiwan and the United States; provided, however, that nothing herein shall prohibit the Company from entering into website affiliate relationships in the ordinary course of business or being a beneficial owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation or from continuing to own the Retained Shares following the Put Closing.

(ii)

During the Restricted Period, the Company shall not, directly or indirectly: (A) induce or attempt to induce any employee of Holdco, any of its subsidiaries or any of their respective Affiliates to leave the employ thereof, or in any way interfere with the relationship between Holdco, any of its subsidiaries or any of their respective Affiliates and any employee thereof or (B) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Holdco, any of its subsidiaries or any of their respective Affiliates to cease doing business therewith.

8.

Retained Shares.  Each of the Company and each Shareholder hereby agrees that, for a period beginning on the date of the Put Closing and ending eighteen (18) months thereafter, the Retained Shares shall be (a) subject to pre-emptive rights in substantially the form as the provisions of Article 15 through Article 24 of the Amended and Restated Articles of Association of BDM, dated April 21, 2011 (the “BDM Articles”), (ii) subject to drag along rights in substantially the form as the provisions of Article 47 through Article 55 of the BDM Articles, and (iii) entitled to tag along rights in substantially the form as the provisions of Article 56 to Article 62 of the BDM Articles.

9.

Appointment of Representative.

(a)

Each Shareholder constitutes, appoints and empowers, effective from and after the date hereof, Anthony R. Bobulinski as the Representative, for the benefit of the Shareholders and the exclusive agent and attorney-in-fact to act on behalf of each Shareholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to execute and deliver such waivers, consents and amendments of or in connection with this Agreement and the consummation of the transactions contemplated hereby as the Representative, in its sole discretion, may deem necessary or desirable, (ii) to substitute Put Cash in exchange for all or any portion of the Jigocity Shares and to allocate the payment of the Put Cash among the Shareholders, (iii) to allocate any Jigocity Shares or Shortfall Payment made hereunder among the Shareholders, (iv) to exercise or refrain from enforcing any right of the Shareholders arising out of or under or in any manner relating to this Agreement, and (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement.  None of the Company, Holdco or any of their respective affiliates shall have any liability to any Shareholder or any other person for acts or reliance on acts by the Representative.

(b)

In the event of the death or permanent disability of the Representative, or his resignation as Representative, a successor Representative shall be elected by a majority vote of the Shareholder, with each Shareholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the Merger Shares and Merger Warrants held by such Shareholder (calculated on an fully diluted and as converted basis) as of the date hereof. Each successor Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Representative, and the term “Representative” as used herein shall be deemed to include any successor Representative.

10.

Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.

General Provisions.

(a)

Expenses.  Whether or not the Put Option is exercised, each party shall pay for its own costs and expenses incurred in connection with such exercise, this Agreement and the transactions contemplated hereby.

(b)

Entire Agreement; Amendments and Waivers .  This Agreement (including  the schedules and exhibits hereto) represents the entire understanding and agreement between the parties with respect to the Put Option and the other transactions contemplated herein and can be amended, supplemented or modified, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(c)

Notices.  All notices and other communications hereunder shall be given in accordance with the terms of the Merger Agreement.

(d)

Headings.  The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

(e)

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

(f)

Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)

Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(h)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

(i)

Submission to Jurisdiction; Consent to Service of Process.  The parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located in the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j)

Attorneys’ Fees.  In the event that either party files suit in order to enforce the terms of this Agreement against the other party or to obtain performance by it hereunder, the prevailing party shall be entitled to recover all reasonable costs, including reasonable attorneys’ fees and costs, from the other party as part of any judgment in such suit.

(k)

Further Assurances.  Each party agrees that at any time and from time to time upon the request of the other party, such party will execute and deliver all further documents and do such further acts and things as the other party may reasonably request consistent with the provisions hereof in order to effect the purposes of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Equity Put Agreement as of the date first written above.

FRIENDFINDER NETWORKS INC. By: /s/ Ezra Shashoua Name: Ezra Shashoua Title: Chief Financial Officer

GLOBAL INVESTMENT VENTURES LLC By: /s/ Anthony R. Bobulinski Name: Anthony R. Bobulinski Title: Managing Member

MALLAMUD ENTERPRISES LLC By: /s/ Alexander Joshua Mallamud Name: Alexander Joshua Mallamud Title: Sole Managing Member

MDORMAN ENTERPRISES LLC By: /s/ Michael Dorman Name: Michael Dorman Title: Manager

1026 INVESTMENT LLC By: /s/ Sharyar E. Baradaran Name: Sharyar E. Baradaran Title:

CATAVATE GROUP LTD By: /s/ Daniel W. Loeb Name: Daniel W. Loeb Title: Director and Chief Executive Officer

DOH742, LLC By: /s/ Sharyar E. Baradaran Name: Sharyar E. Baradaran Title:

AVG FUND II NOMINEE TRUST By: /s/ John R. Allard Name: John R. Allard Title: Trustee

/s/ Anthony R. Bobulinski Anthony R. Bobulinski in his capacity as the Representative